NEWS RELEASE
April 23, 2018
Contact:
Lance A. Sellers
President and Chief Executive Officer
A. Joseph Lampron, Jr.
Executive Vice President and Chief Financial Officer
828-464-5620, Fax 828-465-6780

For Immediate Release

PEOPLES BANCORP ANNOUNCES FIRST QUARTER EARNINGS RESULTS

Peoples Bancorp of North Carolina, Inc. (NASDAQ: PEBK), the parent company of Peoples Bank, reported first quarter earnings results with highlights as follows:

First quarter highlights:

●
Net earnings were $3.3 million or $0.55 basic and diluted net earnings per share for the three months ended March 31, 2018, as compared to $2.2 million or $0.37 basic net earnings per share and $0.36 diluted net earnings per share for the same period one year ago.
●
Total loans increased $29.9 million to $765.8 million at March 31, 2018, compared to $735.9 million at March 31, 2017.
●
Core deposits were $889.0 million or 97.94% of total deposits at March 31, 2018, compared to $883.4 million or 97.25% of total deposits at March 31, 2017.

Lance A. Sellers, President and Chief Executive Officer, attributed the increase in first quarter net earnings to an increase in net interest income, an increase in non-interest income and a decrease in non-interest expense, which were partially offset by an increase in the provision for loan losses during the three months ended March 31, 2018, as compared to the three months ended March 31, 2017, as discussed below.

Net interest income was $10.3 million for the three months ended March 31, 2018, compared to $9.5 million for the three months ended March 31, 2017. The increase in net interest income was primarily due to a $695,000 increase in interest income, which was primarily attributable to an increase in the average outstanding balance of loans and a 0.75% increase in the prime rate since March 31, 2017, combined with a $131,000 decrease in interest expense, which was primarily attributable to a decrease in the average outstanding balances of FHLB borrowings during the three months ended March 31, 2018, as compared to the same period one year ago. Net interest income after the provision for loan losses was $10.3 million for the three months ended March 31, 2018, compared to $9.7 million for the three months ended March 31, 2017. The provision for loan losses for the three months ended March 31, 2018 was an expense of $31,000, as compared to a credit of $236,000 for the three months ended March 31, 2017.

Non-interest income was $3.7 million for the three months ended March 31, 2018, compared to $3.4 million for the three months ended March 31, 2017. The increase in non-interest income is primarily attributable to a $421,000 increase in miscellaneous non-interest income, which was partially offset by a $130,000 decrease in mortgage banking income during the three months ended March 31, 2018, compared to the same period one year ago. The increase in miscellaneous non-interest income is primarily due to $6,000 in net gains on other real estate owned properties for the three months ended March 31, 2018, as compared to $283,000 in net losses and write-downs on other real estate owned properties for the three months ended March 31, 2017.

Non-interest expense was $10.0 million for the three months ended March 31, 2018, compared to $10.4 million for the three months ended March 31, 2017. The decrease in non-interest expense was primarily due to a $272,000 decrease in salaries and benefits expense and a $316,000 decrease in other non-interest expense, which were partially offset by a $243,000 increase in occupancy expense during the three months ended March 31, 2018, as compared to the three months ended March 31, 2017. The decrease in salaries and benefits expense is primarily due to a decrease in expense associated with restricted stock units issued to officers. The decrease in other non-interest expense is primarily due to reductions in expense associated with restricted stock units issued to directors, debit card expense and fraud/forgery expense. The increase in occupancy expense is primarily due to an increase in depreciation and maintenance expense.

Non-interest income and non-interest expense for the three months ended March 31, 2018 and 2017 reflect the implementation of Financial Accounting Standards Board Accounting Standards Update No. 2014-09, (Topic 606): Revenue from Contracts with Customers, which was effective for the Company’s reporting periods beginning after December 15, 2017. Appraisal management fee income and expense from the Bank’s subsidiary, Community Bank Real Estate Solutions, LLC, was previously reported as a net amount, which was included in miscellaneous non-interest income. This income and expense is now reported on separate line items under non-interest income and non-interest expense.

Income tax expense was $652,000 for the three months ended March 31, 2018, compared to $578,000 for the three months ended March 31, 2017. The effective tax rate was 16% for the three months ended March 31, 2018, compared to 21% for the three months ended March 31, 2017. The reduction in the effective tax rate was primarily due to the passing of the Tax Cuts and Jobs Act in December, 2017, which reduced the Company’s federal corporate tax rate from 34% to 21% effective January 1, 2018.

Total assets were $1.1 billion as of March 31, 2018 and 2017. Available for sale securities were $213.3 million as of March 31, 2018, compared to $244.9 million as of March 31, 2017. Total loans were $765.8 million as of March 31, 2018, compared to $735.9 million as of March 31, 2017.

Non-performing assets were $3.7 million or 0.34% of total assets at March 31, 2018, compared to $3.6 million or 0.32% of total assets at March 31, 2017. Non-performing loans include $3.4 million in commercial and residential mortgage loans, $130,000 in acquisition, development and construction (“AD&C”) loans and $114,000 in other loans at March 31, 2018, as compared to $3.5 million in commercial and residential mortgage loans, $20,000 in AD&C loans and $28,000 in other loans at March 31, 2017.

The allowance for loan losses at March 31, 2018 was $6.4 million or 0.83% of total loans, compared to $7.3 million or 0.99% of total loans at March 31, 2017. Management believes the current level of the allowance for loan losses is adequate; however, there is no assurance that additional adjustments to the allowance will not be required because of changes in economic conditions, regulatory requirements or other factors.

Deposits were $907.6 million at March 31, 2018, compared to $908.4 million at March 31, 2017. Core deposits, which include noninterest-bearing demand deposits, NOW, MMDA, savings and non-brokered certificates of deposit of denominations less than $250,000, increased $5.6 million to $889.0 million at March 31, 2018, as compared to $883.4 million at March 31, 2017. Certificates of deposit in amounts of $250,000 or more totaled $17.9 million at March 31, 2018, as compared to $24.3 million at March 31, 2017.

Securities sold under agreements to repurchase were $38.3 million at March 31, 2018, as compared to $42.2 million at March 31, 2017.

Shareholders’ equity was $116.5 million, or 10.65% of total assets, as of March 31, 2018, compared to $110.1 million, or 9.92% of total assets, as of March 31, 2017.

Peoples Bank operates 19 banking offices entirely in North Carolina, with offices in Catawba, Alexander, Lincoln, Mecklenburg, Iredell and Wake Counties. Peoples Bank also operates loan production offices in Lincoln and Durham Counties. The Company’s common stock is publicly traded and is quoted on the Nasdaq Global Market under the symbol “PEBK.”

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Act of 1995. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management and on the information available to management at the time that this release was prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate,” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, (1) competition in the markets served by Peoples Bank, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Securities and Exchange Commission, including but not limited to those described in the Company’s annual report on Form 10-K for the year ended December 31, 2017.

CONSOLIDATED BALANCE SHEETS
March 31, 2018, December 31, 2017 and March 31, 2017
(Dollars in thousands)

	March 31, 2018	December 31, 2017	March 31, 2017
	(Unaudited)	(Audited)	(Unaudited)
ASSETS:
Cash and due from banks	$32,849	$53,186	$55,491
Interest-bearing deposits	34,985	4,118	31,959
Cash and cash equivalents	67,834	57,304	87,450

Investment securities available for sale	213,299	229,321	244,863
Other investments	1,834	1,830	2,679
Total securities	215,133	231,151	247,542

Mortgage loans held for sale	503	857	1,340

Loans	765,824	759,764	735,861
Less: Allowance for loan losses	(6,373)	(6,366)	(7,263)
Net loans	759,451	753,398	728,598

Premises and equipment, net	19,732	19,911	18,597
Cash surrender value of life insurance	15,647	15,552	15,251
Accrued interest receivable and other assets	14,931	13,993	11,496
Total assets	$1,093,231	$1,092,166	$1,110,274

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Noninterest-bearing demand	$294,998	$285,406	$275,369
NOW, MMDA & savings	496,044	498,445	494,273
Time, $250,000 or more	17,927	18,756	24,262
Other time	98,655	104,345	114,510
Total deposits	907,624	906,952	908,414

Securities sold under agreements to repurchase	38,257	37,757	42,163
FHLB borrowings	-	-	20,000
Junior subordinated debentures	20,619	20,619	20,619
Accrued interest payable and other liabilities	10,249	10,863	8,941
Total liabilities	976,749	976,191	1,000,137

Shareholders' equity:
Series A preferred stock, $1,000 stated value; authorized
5,000,000 shares; no shares issued and outstanding	-	-	-
Common stock, no par value; authorized
20,000,000 shares; issued and outstanding
5,995,256 shares at 3/31/18 and 12/31/17,
5,437,740 shares at 3/31/17	62,096	62,096	44,745
Retained earnings	52,806	50,286	61,801
Accumulated other comprehensive income	1,580	3,593	3,591
Total shareholders' equity	116,482	115,975	110,137

Total liabilities and shareholders' equity	$1,093,231	$1,092,166	$1,110,274

CONSOLIDATED STATEMENTS OF INCOME
For the three months ended March 31, 2018 and 2017
(Dollars in thousands, except per share amounts)

	Three months ended
	March 31,
	2018	2017
	(Unaudited)	(Unaudited)
INTEREST INCOME:
Interest and fees on loans	$9,069	$8,280
Interest on due from banks	45	30
Interest on investment securities:
U.S. Government sponsored enterprises	606	604
State and political subdivisions	996	1,084
Other	43	66
Total interest income	10,759	10,064

INTEREST EXPENSE:
NOW, MMDA & savings deposits	176	132
Time deposits	105	128
FHLB borrowings	-	192
Junior subordinated debentures	171	135
Other	15	11
Total interest expense	467	598

NET INTEREST INCOME	10,292	9,466
PROVISION FOR (REDUCTION OF PROVISION
FOR) LOAN LOSSES	31	(236)
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	10,261	9,702

NON-INTEREST INCOME:
Service charges	1,024	1,106
Other service charges and fees	180	155
Mortgage banking income	216	346
Insurance and brokerage commissions	182	168
Appraisal management fee income	789	743
Miscellaneous	1,345	924
Total non-interest income	3,736	3,442

NON-INTEREST EXPENSES:
Salaries and employee benefits	4,962	5,234
Occupancy	1,856	1,613
Appraisal management fee expense	592	566
Other	2,632	2,948
Total non-interest expense	10,042	10,361

EARNINGS BEFORE INCOME TAXES	3,955	2,783
INCOME TAXES	652	578

NET EARNINGS	$3,303	$2,205

PER SHARE AMOUNTS*
Basic net earnings	$0.55	$0.37
Diluted net earnings	$0.55	$0.36
Cash dividends	$0.13	$0.11
Book value	$19.43	$18.41

*Per share computations have been restated to reflect a 10% stock dividend during the fourth quarter of 2017.

FINANCIAL HIGHLIGHTS
For the three months ended March 31, 2018 and 2017
(Dollars in thousands)

	Three months ended
	March 31,
	2018	2017
	(Unaudited)	(Unaudited)
SELECTED AVERAGE BALANCES:
Available for sale securities	$217,437	$240,796
Loans	765,670	729,475
Earning assets	998,226	988,864
Assets	1,080,772	1,086,469
Deposits	900,679	890,402
Shareholders' equity	116,578	108,385

SELECTED KEY DATA:
Net interest margin (tax equivalent)	4.29%	4.11%
Return on average assets	1.24%	0.82%
Return on average shareholders' equity	11.49%	8.25%
Shareholders' equity to total assets (period end)	10.65%	9.92%

ALLOWANCE FOR LOAN LOSSES:
Balance, beginning of period	$6,366	$7,550
Provision for loan losses	31	(236)
Charge-offs	(106)	(131)
Recoveries	82	80
Balance, end of period	$6,373	$7,263

ASSET QUALITY:
Non-accrual loans	$3,665	$3,584
90 days past due and still accruing	-	-
Other real estate owned	62	-
Total non-performing assets	$3,727	$3,584
Non-performing assets to total assets	0.34%	0.32%
Allowance for loan losses to non-performing assets	171.00%	202.65%
Allowance for loan losses to total loans	0.83%	0.99%

LOAN RISK GRADE ANALYSIS:
	Percentage of Loans
	By Risk Grade
	3/31/2018	3/31/2017
Risk Grade 1 (excellent quality)	0.95%	1.31%
Risk Grade 2 (high quality)	26.20%	25.52%
Risk Grade 3 (good quality)	60.94%	57.57%
Risk Grade 4 (management attention)	8.33%	11.09%
Risk Grade 5 (watch)	2.31%	3.14%
Risk Grade 6 (substandard)	0.99%	1.09%
Risk Grade 7 (doubtful)	0.00%	0.00%
Risk Grade 8 (loss)	0.00%	0.00%

At March 31, 2018, including non-accrual loans, there were three relationships exceeding $1.0 million in the Watch risk grade (which totaled $5.1 million). There were no relationships exceeding $1.0 million in the Substandard  risk grade.

(END)